EXHIBIT 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Sound Treasure Limited

Dated: July 10, 2012	By:	/s/ Huang Jia Dong
Name: Huang Jia Dong
Title: Director

Dated: July 10, 2012	By:	/s/ Huang Jia Dong
Name: Huang Jia Dong